For information call:
         Lydia Botham            (651) 481 - 2123
         David Karpinski         (651) 481 - 2360


        LAND O'LAKES ANNOUNCES INTENTION TO RESTATE PRIOR PERIOD RESULTS


June  25, 2004- Arden Hills, Minn-

Land O'Lakes Inc. today announced that it had recently determined that certain accounting adjustments are required to be made in the records of its Carlisle, Pennsylvania dairy facility. Operations at the Carlisle facility include fluid milk procurement and fluid milk marketing and the manufacture and sale of dairy products.

The adjustments relate primarily to recording estimates of milk receivables and milk payables. The company currently estimates, on a preliminary, unaudited basis, that such matters had the cumulative effect of overstating net earnings after tax effect by approximately $19 million, which includes a tax benefit of $6.5 million, from 1997 through March 31, 2004. While the effect of these matters on each prior period has not been finally determined, the company presently estimates that these matters had the effect of overstating earnings, after tax effect, by approximately $1.4 million in the first quarter of 2004; by approximately $2 million in 2003; and by a range of approximately $2 million to $5 million in each of the years ended December 31, 1997 through 2002. The estimated amount of overstated net earnings in the first quarter of 2004 and the year ended December 31, 2003 represents approximately 3.0 and 2.4 percent, respectively, of the net earnings as previously reported by the company.

To record the adjustments resulting from these matters, Land O'Lakes management, after consultation with the company's audit committee and KPMG LLP, the company's independent auditors, plans to restate its financial results for each of the prior periods affected. The company plans to complete the analysis of the adjustments and to file restated financial statements with the Securities and Exchange Commission as soon as practicable. The restated financial statements for annual periods are subject to audit by KPMG. None of the anticipated adjustments is expected to affect the company's cash balances or compliance with applicable indebtedness covenants.

The company, through its audit committee, is continuing to investigate the circumstances surrounding these adjustments and the implementation of controls and procedures designed to ensure they do not recur. The company has brought in new personnel to be responsible for the accounting at the Carlisle facility and has implemented accounting processes, which are utilized elsewhere in the company's dairy foods operations, to account for milk receivables and payables.

----------

Land O'Lakes, Inc. (www.landolakesinc.com) is a national, farmer-owned food and agricultural cooperative, with sales over $6 billion. Land O'Lakes does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the U.S.; serves its international customers with a variety of food and animal feed ingredients; and provides farmers, local cooperatives, and customers with an extensive line of agricultural supplies (feed, seed, crop nutrient and crop protection products) and services.

----------

CAUTIONARY STATEMENT. This press release contains forward-looking statements which can be identified by the use of forward-looking terminology such as "estimates", "plans", "believes," "expects," "may," "should," "anticipates" or "forecasts" or the negative thereof. Such statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others: the aggregate value of and impact on the company of the company's inquiry into accounting adjustments at the Carlisle facility described herein, including any possible expansion of the current investigation and any restatement of previously announced financial results; uncovering additional issues or issues different from those previously disclosed or known and other risk factors referenced in the company's annual report filed on Form 10-K for the year ended December 31, 2003, which can be found on the Securities and Exchange Commission web site (www.sec.gov) and the company's website (www.landolakesinc.com). The company undertakes no obligation to update the forward-looking information contained in this press release.